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                         Consent of Independent Auditors




To the Shareholders and Board of Directors of Smith Barney Allocation Series Inc.:


We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated March 15, 2002, on the statements of assets and liabilities for the Global, High Growth, Growth, Balanced, Conservative, and Income Portfolios ("Portfolios") as of January 31, 2002, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, with respect to the High Growth, Growth, Balanced, Conservative, and Income Portfolios, and for each of the years in the three-year period then ended and for the period from March 9, 1998 (commencement of operations) to January 31, 1999, with respect to the Global Portfolio. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.

                                                                KPMG LLP


New York, New York
May 30, 2002